EXHIBIT 10.6

                                   TERM SHEET
                                      FOR
                              TRADEMARK ASSIGNMENT


Parties

The parties to the Trademark Assignment Agreement shall be Aetna and Spinco or its designated affiliate.

Definitions

All capitalized terms used in this term sheet but not otherwise defined herein shall have the meaning set forth in the Distribution Agreement, to which this term sheet is an exhibit.

"Marks" shall mean the intellectual property set forth on Schedule 1 hereto, but in any event shall exclude the Aetna China Name Rights and the Aeltus Name Rights.

Assignment

To the extent requested by Spinco, Aetna will assign, or will cause its Affiliates to assign, all its right, title and interest in the Marks and all its corresponding Intellectual Property Rights thereto to Spinco, effective on the Distribution Date. Spinco shall be entitled to hold and enjoy the Marks and all such corresponding Intellectual Property Rights for its own use and for the use of its successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Aetna (or its Affiliates) absent the assignment.

In connection with the aforementioned assignment, Aetna will assign to Spinco all income and royalties in respect of the Marks which are due or payable as of the Distribution Date and thereafter.

Other Terms and Provisions

Other customary terms and conditions for an instrument of assignment of this type.


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                                                                     SCHEDULE 1


Please refer to Schedule D to the Distribution Agreement ("Spinco Intellectual Property Rights"). The list of assigned marks will contain all marks included on Schedule D that are owned by the Aetna Group.


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